Exhibit 99.1

Revelation Biosciences, Inc. Announces Financial Results for the Three Months Ended March 31, 2024

San Diego, CA – May 10, 2024 – Revelation Biosciences, Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company that is focused on harnessing the power of trained immunity for the prevention and treatment of disease, today reported its three months ended March 31, 2024 financial results.

Results of Operations

As of March 31, 2024, Revelation had $14.6 million in cash and cash equivalents, compared to $12.0 million as of December 31, 2023. The increase in cash and cash equivalents was primarily due to net cash received from financing activities, offset primarily by cash used for operating activities. Based on current operating plans and projections, Revelation believes that its current cash and cash equivalents are sufficient to fund operations through 2024.

Revelation’s net cash used for operating activities for the three months ended March 31, 2024 was $2.8 million compared to net cash used for operating activities of $1.6 million for the same period in 2023. Revelation’s net loss for the three months ended March 31, 2024 was $2.7 million, or $2.46 basic and diluted net loss per share, compared to net earnings of $6.2 million, or $45.52 and $37.07 basic and diluted net loss per share for the same period in 2023, respectively.

The change in net cash used for operating activities for the three months ended March 31, 2024 as compared to March 31, 2023 was primarily due to GEM-AKI and GEM-SSI clinical study expenses. The change to net loss for the three months ended March 31, 2024 from net earnings for the three months ended March 31, 2023, was primarily due to the change in fair value of the warrant liability creating a $7.7 million gain during the three months ended March 31, 2023.

About Gemini

Gemini is a proprietary formulation of phosphorylated hexaacyl disaccharide (PHAD®) for systemic administration. It is being developed for multiple indications including as a pretreatment to prevent or reduce the severity and duration of post-surgical infection (GEMINI-SSI program), as pretreatment to prevent or reduce the severity and duration of acute kidney injury (GEMINI-AKI program). In addition, Gemini may be a treatment to stop or slow the progression of chronic kidney disease (GEMINI-CKD program). Revelation believes Gemini works through trained immunity, which redirects and attenuates the innate immune response to external stress (infection, trauma, etc.). Revelation has conducted multiple preclinical studies demonstrating the therapeutic potential of Gemini in the target indications.

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on harnessing the power of trained immunity for the prevention and treatment of disease using its proprietary formulation Gemini. Revelation has multiple ongoing programs to evaluate Gemini, including as a prevention for post-surgical infection, as a prevention for acute kidney injury, and for the treatment of chronic kidney disease.

For more information on Revelation, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

REVELATION BIOSCIENCES, INC.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	$717,582	$525,273
General and administrative	1,184,556	1,094,574
Total operating expenses	1,902,138	1,619,847
Loss from operations	(1,902,138)	(1,619,847)
Other (expense) income:
Change in fair value of warrant liability	68,427	7,744,935
Other (expense) income, net	(847,722)	34,107
Total other (expense) income, net	(779,295)	7,779,042
Net (loss) earnings	$(2,681,433)	$6,159,195

Net (loss) earnings per share, basic	$(2.46)	$45.52
Weighted-average shares used to compute net (loss) earnings per share, basic	1,089,833	135,305

Net (loss) earnings per share, diluted	$(2.46)	$37.07
Weighted-average shares used to compute net (loss) earnings per share, diluted	1,089,833	166,144

REVELATION BIOSCIENCES, INC.

Consolidated Balance Sheets

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$14,551,740	$11,991,701
Deferred offering costs	—	71,133
Prepaid expenses and other current assets	71,876	84,691
Total current assets	14,623,616	12,147,525
Property and equipment, net	77,994	65,084
Total assets	$14,701,610	$12,212,609
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,681,665	$1,359,898
Accrued expenses	620,280	1,152,460
Deferred underwriting commissions	2,911,260	2,911,260
Warrant liability	15,260	141,276
Total current liabilities	5,228,465	5,564,894
Total liabilities	5,228,465	5,564,894
Stockholders’ equity:
Common Stock, $0.001 par value; 500,000,000 shares authorized at March 31, 2024 and December 31, 2023 and 1,632,935 and 264,537 issued and outstanding at March 31, 2024 and December 31, 2023, respectively	1,633	265
Additional paid-in-capital	37,620,047	32,114,552
Accumulated deficit	(28,148,535)	(25,467,102)
Total stockholders’ equity	9,473,145	6,647,715
Total liabilities and stockholders’ equity	$14,701,610	$12,212,609

Company Contacts

Sandra Vedrick

Vice President, Investor Relations & Human Resources

Revelation Biosciences, Inc.

Email: svedrick@revbiosciences.com

and

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences, Inc.

Email: czygmont@revbiosciences.com